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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
(in thousands, except per share amounts)

                                    Three Months Ended     Twelve Months Ended
                                        December 31,           December 31
                                    --------------------   -------------------
                                      1993        1992       1993       1992
                                    --------    --------   --------   --------

(A) Income before cumulative
    effect of a change in
    accounting principle            $ 85,312    $ 69,107   $327,927   $262,404

    Cumulative effect of a
    change in accounting
    principle                                               (13,010)   (80,986)
                                    --------    --------   --------   --------

(B) Net income                      $ 85,312    $ 69,107   $314,917   $181,418
                                    ========    ========   ========   ========

EARNINGS PER SHARE

Based on average common shares
- ------------------------------
outstanding
- -----------

(C) Average shares outstanding       117,269     116,422    117,319    115,600
                                    ========    ========   ========   ========

(A/C) Income before cumulative
      effect of a Change in
      accounting principle             $ .73       $ .59      $2.80      $2.27
                                       =====       =====      =====      =====

(B/C) Net income                       $ .73       $ .59      $2.69      $1.57
                                       =====       =====      =====      =====

Based on average common and common
- ----------------------------------
equivalent shares outstanding
- -----------------------------

Primary:
(D) Average common equivalent shares   1,023       1,290      1,176      1,300
                                       =====       =====      =====      =====
(E) Average common and common
    equivalent shares (C + D)        118,292     117,712    118,495    116,900
                                     =======     =======    =======    =======


(A/E) Income before cumulative
      effect of a change in
      accounting  principle (1)        $ .72       $ .59      $2.77      $2.24
                                       =====       =====      =====      =====
(B/E) Net income (1)                   $ .72       $ .59      $2.66      $1.55
                                       =====       =====      =====      =====

Fully diluted:
(F) Average common equivalent
    shares                               912       1,584        979      1,874
                                         ===       =====        ===      =====
(G) Average common and common
    equivalent shares (C + F)        118,181     118,006    118,298    117,474
                                     =======     =======    =======    =======

(A/G) Income before cumulative
      effect of a change in
      accounting principle (1)         $ .72       $ .59      $2.77      $2.23
                                       =====       =====      =====      =====
(B/G) Net income (1)                   $ .72       $ .59      $2.66      $1.54
                                       =====       =====      =====      =====

- -----------------------------------
(1) Dilution is less than 3%.
CORESTATES FINANCIAL CORP AND SUBSIDIARIES